                                                                    EXHIBIT 4.05

                          CONSENT AND FOURTH AMENDMENT
                               TO CREDIT AGREEMENT

         This CONSENT AND FOURTH AMENDMENT TO CREDIT AGREEMENT, dated as of December 31, 2003 (the "CONSENT AND FOURTH AMENDMENT"), is entered into among NASHUA CORPORATION, a Massachusetts corporation (the "BORROWER"), whose address is 11 Trafalgar Square, 2nd Floor, Nashua, New Hampshire 03063, FLEET NATIONAL BANK, a national Banking association ("FLEET") and LASALLE BANK NATIONAL ASSOCIATION, a national Banking association ("LASALLE", TOGETHER WITH FLEET, THE "BANKS" AND AS AGENT FOR THE BANKS "AGENT"), whose address is 135 South LaSalle Street, Chicago, Illinois 60603.

                                R E C I T A L S:

         A. The Borrower and the Banks entered into that certain Credit Agreement dated as of March 1, 2002, as amended by that certain First Amendment to Credit Agreement, dated as of July 15, 2003, that certain Waiver and Second Amendment to Credit Agreement, dated as of July 24, 2003 and that certain Third Amendment to Credit Agreement, dated as of September 25, 2003 (as further amended, restated and modified from time to time, the "CREDIT AGREEMENT").

         B. At the present time the Borrower requests, and the Banks are agreeable to, an adjustment to the Funded Debt to EBITDA financial covenant contained in Section 10.6.2 and consent to the inclusion of certain items within the definition of Adjusted EBITDA, pursuant to the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower and the Banks hereby agree as follows:

                              A G R E E M E N T S:

         1.       RECITALS

         The foregoing Recitals are hereby made a part of this Consent and Fourth Amendment.

         2.       DEFINITIONS

         Capitalized words and phrases used herein without definition shall have the respective meanings ascribed to such words and phrases in the Credit Agreement.

         3.       AMENDMENT TO THE CREDIT AGREEMENT

         Funded Debt to EBITDA. Section 10.6.2 of the Credit Agreement is hereby amended by inserting the following provision after the Funded Debt to EBITDA Ratio chart:

                  "provided, however, that (i) for the Computation Period ended December 31, 2003 only, the Funded Debt to EBITDA Ratio shall be computed as the Funded Debt to Adjusted EBITDA Ratio, (ii) the Borrower shall not thereafter be permitted to use Adjusted EBITDA for any subsequent calculation of the Funded Debt to EBITDA Ratio, and (iii) for the Computation Period ended December 31, 2003 only, the Funded Debt to Adjusted EBITDA Ratio shall not exceed the ratio of 2.75 to 1.00."

         4. CONSENT. The Banks party hereto each hereby consent that for financial covenant compliance for the Computation Period ended December 31, 2003 only, the following items, each recorded in the Fiscal Quarter ended December 31, 2003, shall be included within the definition of Adjusted EBITDA: (i) severance charges; and (ii) a one-time, non-cash charge for retiree medical benefits.

         5.       REPRESENTATIONS AND WARRANTIES

         To induce the Banks to enter into this Consent and Fourth Amendment, the Borrower hereby certifies, represents and warrants to the Banks that:

                  5.1      Organization

         The Borrower is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts, with full and adequate corporate power to carry on and conduct its business as presently conducted. The Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing. The exact legal name of the Borrower is as set forth in the preamble of this Consent and Fourth Amendment, and the Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name, except that some of its operations were conducted under the name Rittenhouse, Rittenhouse Paper Company or Rittenhouse, L.L.C. prior to 2002. The Borrower will not change its name, its organizational identification number, its type of organization, its jurisdiction of organization or other legal structure.

                  5.2      Authorization

         The Borrower is duly authorized to execute and deliver this Consent and Fourth Amendment and is and will continue to be duly authorized to borrow monies under the Credit Agreement, as amended hereby, and to perform its obligations under the Credit Agreement, as amended hereby.

                  5.3      No Conflicts

         The execution and delivery of this Consent and Fourth Amendment and the performance by the Borrower of its obligations under the Credit Agreement, as amended hereby, do not and will not conflict with any provision of law or of the articles of incorporation of the Borrower or of any agreement binding upon the Borrower.

                  5.4      Validity and Binding Effect

         The Credit Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by Bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

                  5.5      Compliance with Credit Agreement

         The representation and warranties set forth in Section 9 of the Credit Agreement, as amended hereby, are true and correct with the same effect as if such representations and warranties had been made on the date hereof, with the exception that all references to the financial statements shall mean the financial statements most recently delivered to the Banks and except for such changes as are specifically permitted under the Credit Agreement. In addition, the Borrower has complied with and is in compliance with all of the covenants set forth in the Credit Agreement, as amended hereby, including, but not limited to, those set forth in Section 10 thereof.

                  5.6      No Event of Default

         As of the date hereof, no Event of Default under Section 12 of the Credit Agreement, as amended hereby, or event or condition which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred or is continuing.

         6.       CONDITIONS PRECEDENT

         This Consent and Fourth Amendment shall become effective as of the date above first written after receipt by the Banks of the following documents (and the date on which all such conditions precedent have been satisfied or waived by the Banks shall be called the "CONSENT AND FOURTH AMENDMENT EFFECTIVE DATE"):

                  6.1      Consent and Fourth Amendment

         This Consent and Fourth Amendment executed by the Borrower and the Banks.

                  6.2      Resolutions

         A certified copy of resolutions of the Board of Directors and/or shareholders of the Borrower authorizing the execution, delivery and performance of this Consent and Fourth Amendment and the related loan documents.

                  6.3      Other Documents

         Such other documents, certificates and/or opinions of counsel as the Banks may request.

         7.       GENERAL

                  7.1      Governing Law; Severability

         This Consent and Fourth Amendment shall be construed in accordance with and governed by the laws of Illinois. Wherever possible each provision of the Credit Agreement and this Consent and Fourth Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Credit Agreement and this Consent and Fourth Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Credit Agreement and this Consent and Fourth Amendment.

                  7.2      Successors and Assigns

         This Consent and Fourth Amendment shall be binding upon the Borrower and the Banks and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Banks and the successors and assigns of the Banks.

                  7.3      Continuing Force and Effect of Loan Documents

         Except as specifically modified or amended by the terms of this Consent and Fourth Amendment, all other terms and provisions of the Credit Agreement and the other Loan Documents are incorporated by reference herein, and in all respects, shall continue in full force and effect. The Borrower, by execution of this Consent and Fourth Amendment, hereby reaffirms, assumes and binds itself to all of the obligations, duties, rights, covenants, terms and conditions that are contained in the Credit Agreement and the other Loan Documents.

                  7.4      Financing Statements

         The Borrower hereby irrevocably authorizes the Banks at any time and from time to time to file in any jurisdiction any initial UCC financing statements and/or amendments thereto that (a) describe the Collateral, and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment.

                  7.5      References to Credit Agreement

         Each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", or words of like import, and each reference to the Credit Agreement in any and all instruments or documents delivered in connection therewith, shall be deemed to refer to the Credit Agreement, as amended hereby.

                  7.6      Expenses

         The Borrower shall pay all costs and expenses in connection with the preparation of this Consent and Fourth Amendment and other related loan documents, including, without limitation, reasonable attorneys' fees and time charges of attorneys who may be employees of the Banks or any affiliate or parent of the Banks. The Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Consent and Fourth Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.

                  7.7      Counterparts

         This Consent and Fourth Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Consent and Fourth Amendment to Credit Agreement as of the date first above written.

WITNESS:                              NASHUA CORPORATION

/s/ Margaret M. Callan                By:  /s/ John L. Patenaude
                                      Name: John L. Patenaude
                                      Title:    Vice President - Finance, Chief
                                                Financial Officer and Treasurer

WITNESS:                              LASALLE BANK NATIONAL
                                      ASSOCIATION, as Agent
/s/ Signature Illegible

                                      By: /s/ Brian Sullivan
                                      Name:  Brian Sullivan
                                      Title: Vice President

WITNESS:                              LASALLE BANK NATIONAL
                                      ASSOCIATION, as Issuing Bank and as a
                                      Bank
/s/ Signature Illegible
                                      By: /s/ Brian Sullivan
                                      Name:  Brian Sullivan
                                      Title: Vice President

WITNESS:                              FLEET NATIONAL BANK, as a Bank

/s/ Signature Illegible               By:  /s/ Kenneth R. Sheldon
                                      Name: Kenneth R. Sheldon
                                      Title: Vice President